INTERNATIONAL GAME TECHNOLOGY REPORTS RECORD
                       FIRST QUARTER FISCAL 2003 RESULTS

FOR IMMEDIATE RELEASE                                      JANUARY 22, 2003


    (Reno, NV) International Game Technology (NYSE: IGT) today reported its operating results for the first quarter ended December 28, 2002. For the first quarter, income from continuing operations increased 70% to $87.9 million and earnings per diluted share from continuing operations increased 43% to $1.00 compared to the quarter ended December 29, 2001. For the current quarter, total revenues and earnings of unconsolidated affiliates increased 58% to $531.5 million, and operating income increased 58% to $154.8 million compared to the same period in the prior year. For the first quarter of the previous year, revenues and earnings of unconsolidated affiliates were $335.4 million, operating income totaled $97.8 million, and net income was $51.8 million or $0.70 per diluted share.

    EBITDA (earnings from operations before interest, taxes, depreciation, amortization and stock-based compensation) increased 65% to $199.9 million for the quarter, compared to $120.8 million in the prior year quarter. Cash flow provided by operating activities totaled $32.1 million for the current quarter, compared to $74.7 million in the prior year quarter. The decrease in operating cash flow primarily resulted from increased receivables related to late-in-the quarter machine shipments, a financing arrangement with the Seneca tribe for their new casino in Niagara Falls, NY where IGT market share totaled 72%, and an increase in inventory due to the timing of purchases.

    During the current quarter IGT repurchased 273,700 shares of its common stock for $19.7 million at an average price of approximately $72 per share. As of December 28, 2002, the remaining share repurchase authorization under IGT's stock repurchase program totaled 4.4 million shares.

    As previously announced, IGT has committed to sell the casino and slot operations acquired in connection with the Anchor Gaming acquisition. As a result, the current quarter included income from discontinued operations of $3.7 million, net of tax, or $0.04 per diluted share. Including discontinued operations, net income for the current quarter totaled $91.6 million or $1.04 per diluted share.

    Product sales revenue for the current quarter totaled a record $241.3 million, an increase of 21% from $199.6 million in the prior year period. Gross profit on product sales increased 39% for the quarter to $115.1 million versus $82.5 million in the prior year. Gross profit margins on product sales increased to 48% for the current quarter versus 41% in the prior year period. Margin improvements primarily resulted from a greater percentage of domestic versus international machine sales. Domestic machine sales for the current quarter totaled approximately 65% of total machines sales versus 39% in the same period last year. IGT sold 29,700 machines worldwide in the quarter compared to 32,500 machines in the same period of fiscal 2002.

    "Achieving new records in the product sales segment is extremely gratifying, considering the current generalized weakness in capital spending," commented IGT Chief Executive Officer G. Thomas Baker. "I believe it speaks volumes about the value our gaming machines bring to our casino customers."

    Domestically, IGT sold 19,300 machines compared to 12,600 machines in the prior year quarter. The increase in domestic unit sales resulted from new casino openings, as well as greater replacement demand in the Nevada, Atlantic City and Native American markets. IGT sold 11,100 machines into the domestic replacement market during the quarter or 58% of total domestic sales, compared to 7,200 machines or 57% of domestic sales in the first quarter of fiscal 2002. Shipments to new casinos included the Seneca in Niagara Falls, NY, the Borgata in Atlantic City, and the Tuscany and Cannery casinos located in Las Vegas. IGT's collective market share in these new properties totaled approximately 72%. International machine shipments for the quarter totaled 10,400 compared to 19,900 in the prior year period, due primarily to decreased sales in Japan, Australia and the U.K., offset by increased sales in Europe.

    Added Baker, "Our EZ Pay(R) technology continues to stimulate replacement demand for our gaming machines as evidenced by recent announcements from prominent multi-property casino operators. Looking ahead, the recent settlement of the Aristocrat patent lawsuit clears the way for any U.S. casino to implement cashless gaming on its floor, since every major gaming machine manufacturer and system provider is now licensed to use the cashless patents in the intellectual property package administered by subsidiaries of IGT."

    Revenue and earnings of unconsolidated affiliates from proprietary gaming operations totaled $248.2 million in the current quarter, an increase of 83% compared to $135.8 million in the first quarter of fiscal 2002. Quarterly gross profit from proprietary gaming increased 50% to $132.1 million compared to $87.8 million in the prior year. These improvements resulted from the inclusion of the Anchor Joint Venture activities commencing with the December 30, 2001 Anchor Gaming (Anchor) acquisition, as well as enhanced yield per game resulting from strong game introductions and a favorable jurisdictional mix.

    IGT's installed base of recurring revenue machines, including machines placed in both casino and racino markets, ended the current quarter at 32,500, an increase of 600 from the same quarter last year when adjusted to reflect acquired Anchor machines, and 400 from the immediately preceding quarter. The growth in the installed base primarily relates to machines placed in Delaware where IGT has approximately 60% of the installed base of gaming machines. Of the 32,500 total installed base, machines in casino markets ended the quarter at 28,500 machines, an increase of 100 from the same quarter last year and a decrease of 100 from the immediately preceding quarter, primarily resulting from the managed removal of former Anchor stand-alone machines considered technologically obsolete. Significant machine introductions during the quarter that were met with favorable customer acceptance included such popular themes as I Love Lucy(R), Lifestyles of the Rich and Famous(TM) (IGT's first slot machine on the new AVP platform), and The Beverly Hillbillies(TM), IGT's first penny progressive video slot machine. New game themes expected to be introduced during the remainder of fiscal 2003 include Family Feud(TM), HARLEY-DAVIDSON(R) S2000(R), UNO(R) and M*A*S*H(TM).

    Revenues from lottery and pari-mutuel systems, acquired as part of the Anchor acquisition, totaled $42.0 million for the quarter just ended and generated gross profit of $12.6 million or 30%. In the immediately preceding quarter, revenues totaled $40.7 million and generated gross profit of $15.4 million or 38%.

    Operating expenses for the quarter totaled $105.0 million compared to $72.5 million in the year earlier quarter. This increase was due primarily to the inclusion of Anchor's operations in the current quarter for all expense categories, as well as increased legal costs related to intellectual property protection and ongoing investment in research and development. Other expense, net, for the current quarter decreased to $13.7 million from $15.6 million in the prior year quarter.

    Cash and cash equivalents at December 28, 2002 totaled $441.0 million, working capital totaled $766.4 million, and total long term debt was $971.4 million.

    As previously announced on January 2, 2003, International Game Technology will host a conference call regarding its first quarter earnings release on Wednesday, January 22, 2003 at 11:00 a.m. (Pacific Standard Time) with Maureen
T. Mullarkey, Chief Financial Officer of International Game Technology. The access numbers are as follows:

         Domestic callers dial 888-428-4480, passcode IGT
         International callers dial 612-332-0720, passcode IGT

    The conference call will also be broadcast live over the Internet. Please refer to the following information to access the call:

     What:    Conference Call following International Game
              Technology's First Quarter Fiscal Year 2003
              Earnings Release.
     When:    Wednesday, January 22, 2003 at 11:00 a.m.
              (Pacific Standard Time)
     Where:   http://www.firstcallevents.com/service/ajwz371084206gf12.html
              -------------------------------------------------------------
     How: Live over the Internet -- Simply log on to the web address above.
     Contact: Robert McIver 775-448-0110

    Minimum requirements to listen to the broadcast include Windows Media Player or Real Player and at least a 28.8Kbps connection to the Internet.

    If you are unable to participate during the live webcast, the call will be archived at http://www.igt.com and http://www.prnewswire.com until Friday, January 31, 2003.

    Interested parties not having access to the Internet may listen to a taped replay of the entire conference call commencing at approximately 4:15 p.m. (Pacific Standard Time) on Wednesday, January 22, 2003. This replay will run through Friday, January 31, 2003. The access numbers are as follows:

     Domestic callers dial 800-475-6701, access code 666110
     International callers dial 320-365-3844, access code 666110

    For more information on International Game Technology, visit our website at http://www.igt.com. In this release, we make some "forward looking" statements, which are not historical facts, but are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to analyses and other information based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects and proposed new products, services, developments or business strategies. These statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will," "continue," and other similar terms and phrases, including references to assumptions. These statements include the following: the statement that our EZ Pay(R) technology continues to stimulate replacement demand; the statement that the recent settlement with Aristocrat will make the cashless proposition even more attractive; the statement that significant machine introductions were met with favorable customer acceptance; and the statement that new game themes expected to be introduced include Family Feud(TM), HARLEY-DAVIDSON(R) S2000(R), UNO(R) and M*A*S*H(TM).

    Although we believe that the expectations reflected in any of our forward looking statements are reasonable, actual results could differ materially from those projected or assumed. Our future financial condition and results of operations, as well as any forward looking statements, are subject to change and to inherent known and unknown risks and uncertainties. We do not intend, and undertake no obligation, to update our forward looking statements to reflect future events or circumstances. We urge you to carefully review the following discussion of the specific risks and uncertainties that affect our business. These include, but are not limited to, changes in demand for IGT's products because of a reduction in the growth of markets or changes in the popularity of our products, the continuing or lingering impact of the events of September 11th on play per game and capital equipment purchases by casinos across our jurisdictions, a change in the appeal of ticket-in/ticket-out technology, a reduction in the pace of the replacement of machines, a decrease in the popularity of our recurring revenue games, the risks of conducting international operations, the adoption of new unfavorable gaming laws or laws applicable to gaming machine manufacturers, the uncertainties generally associated with the development and manufacturing of gaming machines and systems, reduced lottery sales in jurisdictions where we have lottery contracts, our ability to renew existing lottery contracts, competition in Colorado that could adversely affect our Colorado casinos, and our ability to generate sales of new video lottery central control systems and video lottery terminals. Historical results achieved are not necessarily indicative of future prospects of IGT. More information on factors that could affect IGT's business and financial results are included in our Annual Report on Form 10-K for the year ended September 28, 2002.

    IGT is a world leader in the design, development and manufacture of microprocessor-based gaming and lottery products and software systems in all jurisdictions where gaming and lotteries are legal. For more information on International Game Technology, visit our website at http://www.igt.com.

    Contact:  Maureen Mullarkey (775) 448-0127 or Robert McIver (775) 448-0110.

IGT First Quarter Fiscal Year 2003
Unaudited Condensed Consolidated Statements of Income

                                         Quarters Ended
                                     ----------------------
                                     Dec. 28,      Dec. 29,
                                       2002          2001
-----------------------------------------------------------
(Amounts in thousands, except per share amounts)
Revenues
    Product sales                    $241,250      $199,605
    Gaming operations                 248,382       101,888
    Lottery and pari-mutuel systems    42,030             -
                                     --------      --------
    Total revenues                    531,662       301,493
                                     --------      --------
Costs and expenses
    Cost of product sales             126,175       117,103
    Cost of gaming operations         116,126        47,988
    Cost of lottery and
      pari-mutuel systems              29,413             -
    Research and development           21,362        15,413
    Other operating expenses           83,603        57,064
                                     --------      --------
    Total costs and expenses          376,679       237,568
                                     --------      --------
Earnings (losses) of
  unconsolidated affiliates              (179)       33,865
                                     --------      --------
Income from operations                154,804        97,790
Other income (expense), net           (13,721)      (15,584)
                                     --------      --------
Income from continuing
  operations before tax               141,083        82,206
    Provision for income taxes         53,188        30,416
                                     --------      --------
Income from continuing
  operations                           87,895        51,790
Income from discontinued
  operations, net of tax                3,692             -
                                     --------      --------
Net income                           $ 91,587      $ 51,790
                                     ========      ========
Basic earnings per share
    Continuing operations            $   1.01      $   0.71
    Discontinued operations              0.04             -
                                     --------      --------
    Net income                       $   1.05      $   0.71
                                     ========      ========
Diluted earnings per share
    Continuing operations            $   1.00      $   0.70
    Discontinued operations              0.04             -
                                     --------      --------
    Net income                       $   1.04      $   0.70
                                     ========      ========
Weighted average common
  shares outstanding                   86,855        72,864
Weighted average common and
  potential shares
  outstanding                          88,481        74,440

    IGT First Quarter Fiscal Year 2003
    Unaudited Condensed Consolidated Balance Sheets

                                          Dec. 28,    Sep. 28,
                                            2002        2002
    -----------------------------------------------------------
    (Amounts in thousands)
    Assets
      Current assets
        Cash and cash equivalents        $  440,951  $  423,694
        Receivables, net                    407,495     375,977
        Inventories, net                    151,235     144,160
        Other                               255,102     251,191
                                         ----------  ----------
    Total current assets                  1,254,783   1,195,022
    Long-term notes and contracts
      receivable, net                       146,904     138,279
    Property, plant and equipment, net 294,105 296,135 Investments to fund liabilities to
      jackpot winners                       331,570     329,802
    Goodwill and intangibles, net of
      amortization                        1,236,602   1,243,909
    Other assets                            114,015     112,671
                                         ----------  ----------
    Total Assets                         $3,377,979  $3,315,818
                                         ==========  ==========

    Liabilities and Stockholders' Equity
      Total current liabilities          $  488,394  $  511,059
      Long-term notes payable and capital
        lease obligations, net of current
        maturities                          971,395     971,375
      Long-term jackpot liabilities         383,244     380,567
      Other liabilities                      14,404      11,010
                                         ----------  ----------
      Total Liabilities                   1,857,437   1,874,011
                                         ----------  ----------
      Minority interest                       8,931       8,663
                                         ----------  ----------
      Total Stockholders' Equity          1,511,611   1,433,144
                                         ----------  ----------
      Total Liabilities and
        Stockholders' Equity             $3,377,979  $3,315,818
                                         ==========  ==========

    IGT First Quarter Fiscal Year 2003
    Unaudited Condensed Consolidated Statements of Cash Flows

                                             Quarters Ended
                                           --------------------
                                           Dec. 28,    Dec. 29,
                                             2002        2001
    -----------------------------------------------------------
    (Amounts in thousands)
    Cash Flows From Operating Activities
      Net Income                           $ 91,587    $ 51,790
        Adjustments to reconcile net
          income to net cash provided
          by operating activities:
            Depreciation, amortization and
              other non-cash expenses        52,880      29,457
            Receivables                     (52,013)      4,636
            Inventories                     (32,933)        735
            Other changes in operating
              assets and liabilities        (27,632)    (21,446)
            Earnings of unconsolidated
              affiliates, less than
              distributions                     179       9,485
                                           --------    --------
            Total adjustments               (59,519)     22,867
                                           --------    --------
    Net Cash Provided By Operating
      Activities                             32,068      74,657
    Net Cash (Used In) Provided By
      Investing Activities                   (3,956)        721
    Net Cash Used In Financing
      Activities                             (9,161)    (34,845)
    Effect Of Exchange Rate Changes On
      Cash And Equivalents                   (1,694)      2,301
                                           --------    --------
    Net Increase In Cash And Cash
      Equivalents                            17,257      42,834
    Cash And Cash Equivalents At:
      Beginning of period                   423,694     364,234
                                           --------    --------
      End of period                        $440,951    $407,068
                                           ========    ========

IGT First Quarter Fiscal Year 2003
Unaudited Supplemental Data

                                        Quarters Ended
                                ---------------------------
                                December 28,   December 29,
                                    2002           2001
-----------------------------------------------------------
(Amounts in thousands)
Reconciliation of Income From
  Operations to EBITDA:

  Income from operations          $154,804       $ 97,790
  Depreciation and amortization     44,091         23,017
  Stock-based compensation             971             31
                                  --------       --------
  EBITDA                          $199,866       $120,838
                                  ========       ========

EBITDA [earnings from operations before interest, taxes, depreciation (including depreciation in earnings of unconsolidated affiliates) and amortization, and stock-based compensation] is a supplemental financial measure commonly used by management and industry analysts to evaluate our financial performance. EBITDA provides useful information regarding our ability to service debt. EBITDA should not be construed as an alternative to income from operations (as an indicator of our operating performance) or cash flows from operations (as a measure of liquidity) as determined in accordance with generally accepted accounting principles. All companies do not calculate EBITDA in the same manner and EBITDA as presented by IGT may not be comparable to EBITDA presented by other companies.

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